EXHIBIT 11
                          PEPSICO, INC. AND SUBSIDIARIES
               Computation of Net Income Per Share of Capital Stock
                (in millions except per share amounts, unaudited)


                                        12 Weeks Ended         24 Weeks Ended
                                       ------------------   --------------------
                                       6/12/99     6/13/98     6/12/99  6/13/98
                                       --------  ---------  ----------  --------
Shares outstanding at
 beginning of period...............     1,476       1,491      1,471      1,502

Weighted average of shares issued
 during the period for exercise
  of stock options..................        3          3           5         12


Weighted average shares repurchased..      (5)        (9)         (2)       (23)
                                      --------  ---------  ----------  ---------

Average shares outstanding - Basic.     1,474      1,485       1,474      1,491

Effect of dilutive securities
  Dilutive shares contingently
   issuable upon the exercise of
   stock options...................       134        155         147        158

  Shares assumed to have been
   purchased for treasury with
   assumed proceedsfrom the exercise
    of stock options.....                (103)      (110)       (114)      (115)
                                       --------  ---------  ----------   -------

Average shares outstanding -
  Assuming dilution................      1,505      1,530       1,507     1,534
                                       ========  =========  ==========  ========

Net Income.........................      $ 743     $  494      $1,076    $  871
                                       ========  =========  ==========  ========

Net Income Per Share - Basic.......      $0.50     $ 0.33      $ 0.73    $ 0.58
                                       ========  =========  ==========  ========

Net Income Per Share - Assuming
 dilution..........................      $0.49     $ 0.33      $ 0.71    $ 0.57
                                       ========  =========  ==========  ========















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